Name:               Robert Benou, Chairman
Organization:       CONOLOG CORPORATION
Fax:                908-722-5461
Phone:              908-722-8081
From:               Graham Bruce Edwards
Date:               09/07/04
Subject:            Board of Directors
Pages:              1



[ ]   Urgent   [ ] Reply ASAP   [ ] Please Comment   [X] For Your Records


Dear Robert:

This is my official notice of my resignation from the Board of Directors of Conolog Corporation.

I find this would be a conflict of interest for me to remain on said Board.

Sincerely,

GRAHAM BRUCE EDWARDS

Graham Bruce Edwards

cc: David Manno, Esq.
    Milberg Weiss